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                                                                     Exhibit 5.1


                                                     July 21, 1999

AXENT Technologies, Inc.
2400 Research Boulevard, Suite 200
Rockville, MD 20850

Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel for AXENT Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration of 64,157 shares (the "Shares") of the Company's common stock, par value $.02 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which are available for purchase under the 1999 PassGo Technologies Exchange Option Plan (the "Plan").

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the Shares of Common Stock have been duly authorized for issuance by the Company and, upon payment, issuance and delivery in accordance with the terms of the Plan and related grant agreements, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Sincerely,



                                               Shaw Pittman


                                               /s/ Shaw Pittman